THIRD AMENDMENT TO
AGREEMENT FOR THE PURCHASE AND SALE OF REAL PROPERTY

This Third Amendment to Agreement for the Purchase and Sale of Real Property (this “Amendment”) is made and entered into this 27th day of July, 2010, between CNL RETIREMENT DAS POCATELLO ID, LP, a Delaware limited partnership (“Seller”), and G&E HC REIT II Pocatello MOB, LLC, a Delaware limited liability company, successor by assignment to Grubb & Ellis Equity Advisors, LLC (“Purchaser”).

A. Seller and Grubb & Ellis Equity Advisors, LLC, are parties to that certain Agreement for the Purchase and Sale of Real Property dated April 27, 2010, as amended by that First Amendment to Agreement for the Purchase and Sale of Real Property dated May 27, 2010, and that Second Amendment to Agreement for the Purchase and Sale of Real Property dated June 8, 2010 (the “Agreement”), which Agreement was assigned to Purchaser by that certain Assignment and Assumption of Purchase Agreement and Escrow Instructions, dated June 30, 2010.

B. Purchaser and Seller desire to amend the Agreement in accordance with the terms and conditions hereinafter set forth.

C. For purposes hereof, all defined terms in the Amendment shall have the same meanings herein as given such terms in the Agreement.

For and in consideration of the above premises, the mutual promises and covenants herein contained, and for other good and valuable consideration, the parties hereto agree as follows:

1. Exercise of Equity Purchase Option by Seller.

(a) Seller and Purchaser acknowledge that Seller has elected to exercise the Equity Purchase Option granted by Section 19.1 of the Agreement. Pocatello Medical Office Partners LLC, a Delaware limited liability company (which entity serves as “NewCo” under the Agreement), is acquiring a 1.25% membership interest in G&E HC REIT II Pocatello MOB JV, LLC, a Delaware limited liability company (the “JV”), at Closing. The JV owns 100% of the membership interests of Purchaser.

(b) Seller has also elected to utilize the provisions of Section 19.4(b) of the Agreement, and to cause the Equity Interest Purchase Price to be paid by Seller contributing a 1.25% interest in the Property to Purchaser at Closing, and by paying 1.25% of all closing costs, fees, expenses and prorations which are payable by Purchaser at Closing, and 1.25% of Purchaser’s Assumed Leasing Costs, which costs shall be credits against the Purchase Price.

(c) Seller and Purchaser agree that as a result of the exercise of the Equity Purchase Option by Seller, the Purchase Price to be paid by Purchaser for the 98.75% interest in the Property being purchased by Purchaser pursuant to the Agreement shall be Fifteen Million Eight Hundred Thousand Dollars ($15,800,000).

2. Limited Modification. Except as expressly modified above, the terms and conditions of the Agreement as amended shall remain in full force and effect, the terms of which are hereby ratified and confirmed by Purchaser and Seller.

3. Counterparts. A facsimile or emailed PDF of a duly executed counterpart of this Amendment shall be sufficient to evidence the binding agreement of the terms of this Amendment; provided, however, any signatory to such facsimile or emailed counterpart of this Amendment shall promptly thereafter deliver an original executed counterpart copy of this Amendment to the other party to this Amendment.

SIGNATURES ON FOLLOWING PAGE

Purchaser and Seller have executed this Amendment as of the date set forth above.

SELLER:

CNL RETIREMENT DAS POCATELLO ID, LP,
a Delaware limited partnership

By: CNL Retirement DAS Pocatello ID GP, LLC,
a Delaware limited liability company, its sole general partner
By: The DASCO Companies, LLC,
a Florida limited liability company,
manager of sole general partner

By: /s/ Malcolm S. Sina
Malcolm S. Sina
Authorized Representative

PURCHASER:

G&E HC REIT II POCATELLO MOB, LLC,

a Delaware limited liability company

By: /s/ Danny Prosky
Name: Danny Prosky
Title: Authorized Signatory